EXHIBIT 4.1

ACCUPOLL(TM)
THE CLEAR CHOICE

July 29, 2005

Dear Mr. Callahan:

     Pursuant to a Subscription Agreement dated May 26, 2005 (the "Subscription Agreement"), you purchased and AccuPoll Holding Corp. (the "Company") sold you:
(a) an aggregate of 1,100 shares of the Company's Series A Convertible Preferred Stock, $.001 par value ("Series A Preferred Stock"); (b) warrants to purchase an aggregate of 1,100,000 shares of the Company's common stock with an exercise price of $0.10 per share ("$0.10 Warrants"); and (c) warrants to purchase an aggregate of 1,100,000 shares of the Company's common stock with an exercise price of $0.125 per share ("$0.125 Warrants"). The Series A Preferred Stock, the $0.10 Warrants and the $0.125 Warrants are collectively referred to herein as the "Securities."

     Subsequent to your purchase of the Securities, the Company has completed private placements ("Subsequent Placements") of Series A Preferred Stock, and three-year warrants to purchase shares of the Company's common stock with exercise prices of $0.10 per share and $0.125 per share. The Subsequent Placements are on terms substantially similar to the Securities purchased by you with some differences.

     The primary difference in the terms is that pursuant to the purchase documents in the Subsequent Placements, the Company must prepare and file with the SEC a registration statement no later than 60 days after the closing date, and if the registration statement is not declared effective by the SEC on or before 60 days after the CLOSING DATE (or 90 days after the CLOSING DATE if the registration statement is reviewed by the SEC), then the Company must pay to each investor liquidated damages in shares of common stock equal to 5% percent of the aggregate subscription amount paid by investors for each month that such event has not occurred. Your Subscription Agreement requires the Company to file a registration statement no later than 30 days after the closing date, and if the registration statement is not declared effective by the SEC on or before 90 days after the FILING DATE, then the Company must pay you liquidated damages in shares of common stock equal to 5% percent of the aggregate subscription amount paid by you for each month that such event has not occurred. In effect, your Subscription Agreement requires the Company to file the registration statement 30 days earlier than the purchase documents in the Subsequent Placements; however, your registration rights under your Subscription Agreement allow the Company an additional 30 days to cause the registration statement to be declared effective by the SEC before liquidated damages will accrue.

     Another difference in the terms is that, pursuant to the purchase documents in the Subsequent Placements, investors have the right until 90 days after the effective date of the registration statement to participate in subsequent financings that the Company engages in, whereas your Subscription Agreement does not give you this right.

     Although the Company intended that the terms of your purchase of the Securities would be identical to the terms of the Subsequent Placements, the above differences, among others, appear in the purchase documentation. Attached with this letter is purchase documentation identical to that used in the Subsequent Placements. You should carefully review the attached documents and compare them to the Subscription Agreement and also to the $0.10 Warrants and $0.125 Warrants which you purchased.

     If you wish to terminate the Subscription Agreement and cancel the $0.10 Warrants and $0.125 Warrants which you purchased and execute the attached documentation to purchase securities on terms identical to the Subsequent Placements, please countersign below and execute the accompanying purchase documents.

                                             Sincerely,


                                             /s/ William E. Nixon
                                             -----------------------
                                             William E. Nixon
                                             Chief Executive Officer


Agreed and Accepted this
29th day of July 2005


/S/ David Callahan
------------------------
David Callahan